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                                                                  EXHIBIT (8)(e)


                            THIRD AMENDMENT TO THE
                      CUSTODIAN AGREEMENT BY AND BETWEEN
                        USAA LIFE INVESTMENT TRUST AND
                      STATE STREET BANK AND TRUST COMPANY


     This Third Amendment, dated February 18, 1998, amends the Custodian Agreement, dated December 16, 1994 ("Custodian Agreement"), by and between State Street Bank and Trust Company ("Custodian") and USAA Life Investment Trust ("Trust") (collectively, the "Parties").


                                   RECITALS

     WHEREAS, the Custodian Agreement has been amended by an Amendment, dated December 16, 1994, a First Amendment to the Amendment, dated July 24, 1996, and a Second Amendment to the Custodian Agreement, dated April 24, 1997 (collectively, with the Custodian Agreement, the "Agreement"); and

     WHEREAS, the Custodian, pursuant to the Agreement, currently serves as the custodian for the seven series of the Trust, namely the USAA Life Variable Annuity Money Market Fund, USAA Life Variable Annuity Income Fund, USAA Life Variable Annuity Growth and Income Fund, USAA Life Variable Annuity World Growth Fund, USAA Life Variable Annuity Diversified Assets Fund, USAA Life Variable Annuity Aggressive Growth Fund and USAA Life Variable Annuity International Fund (collectively, the "Funds"); and

     WHEREAS, the Board of Trustees has approved this amendment ("Amendment");

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Custodian and the Trust hereby amend the Agreement as follows:

1.  NEW NAMES FOR FUNDS

     The name of each Fund of the Trust, as specifically set out, or generally referred to, in the Agreement, is changed, effective May 1, 1998 (or such other date as the Securities and Exchange Commission may declare a post-effective amendment to the Trust's Form N-1A Registration Statement regarding the matter effective under the Securities Act of 1933), to exclude the term "Variable Annuity," so that the names of the Funds are as follows:
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          USAA Life Money Market Fund,
          USAA Life Income Fund,
          USAA Life Growth and Income Fund,
          USAA Life World Growth Fund,
          USAA Life Diversified Assets Fund,
          USAA Life Aggressive Growth Fund, and
          USAA Life International Fund.

2.  DUTIES OF CUSTODIAN

     The second sentence of Section 3 of the Agreement is hereby revised to read as follows:

           If so directed, the Custodian shall also calculate daily the net income of the Funds as described in the Trust's currently effective Prospectus related to such Funds and shall advise the Trust and the Separate Account, or a third party administrator on its behalf, daily of the total amounts of such net income and, if instructed in writing by an Officer of the Trust to do so, shall advise the Separate Account, or a third party administrator on its behalf, periodically of the division of such net income among its various components.

     Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the first date set forth above.

                           USAA LIFE INVESTMENT TRUST



                           By: /s/_____________________________________
                                  EDWIN L. ROSANE
                                  President

ATTEST:



By: /s/_______________________________
       DWAIN A. AKINS
       Assistant Secretary
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                       STATE STREET BANK AND TRUST COMPANY



                           By:_______________________________________
                                Marguerite L. Summers

ATTEST:



By: ________________________________
     Ann Marie Fullerman